Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Exxon Mobil Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, without par value	Other	47,935,521	N/A	$5,016,680,587	0.0001102	$552,838

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$5,016,680,587		$552,838

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$552,838

(1)

Represents the estimated maximum number of shares of common stock, without par value (“ExxonMobil common stock”) of Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”), issuable or expected to be issued upon completion of the proposed merger of EMPF Corporation, a wholly-owned subsidiary of ExxonMobil (“Merger Sub”), with and into Denbury Inc., a Delaware corporation (“Denbury”), with Denbury surviving as a wholly-owned subsidiary of ExxonMobil (the “Merger”), and is based on the product of (a) the sum of (i) 51,107,468 shares of Denbury common stock, par value $0.001 per share (“Denbury common stock”) outstanding as of August 23, 2023, (including unvested restricted shares of Denbury common stock), (ii) 1,575,470 shares of Denbury common stock issuable upon exercise of Denbury warrants outstanding as of August 23, 2023, (iii) 2,401,878 additional shares of Denbury common stock in respect of Denbury equity-based awards that are or may become exercisable or issuable upon settlement prior to the expected completion date of the Merger and (iv) 1,981,281 shares of Denbury common stock that are issuable under the Denbury Employee Stock Purchase Plan as of August 23, 2023 and (b) 0.840, the exchange ratio under the Merger Agreement dated as of July 13, 2023 by and among ExxonMobil, Merger Sub and Denbury.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and computed pursuant to Rule 457(c) and Rule 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of Denbury common stock (the securities to be exchanged and cancelled in the Merger) as the product of (a) $87.91, the average of the high and low prices per share of Denbury common stock as reported on the New York Stock Exchange on August 23, 2023 and (b) 57,066,097 the estimated maximum number of shares of Denbury common stock to be exchanged for shares of ExxonMobil common stock upon completion of the Merger.